EQUITABLE HOLDINGS REPORTS FULL YEAR AND FOURTH QUARTER 2019 RESULTS
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Return of Equitable, an iconic American brand synonymous with helping generations of people achieve financial well-being
Strong full year growth driven by c. $25 billion of net inflows and AUM up $116 billion
Full year net loss of $1.7 billion; net loss per share of $3.51
Non-GAAP operating earnings1 less notable items2 of $2.2 billion, or $4.40 per share
Returned $1.6 billion to shareholders in 2019, including $633 million in the fourth quarter
Authorized new $600 million share repurchase program for 2020; intend to increase dividend from $0.15 to $0.17 per share payable in the second quarter of 20203
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New York, NY, February 26, 2020 - Equitable Holdings, Inc. (“Equitable Holdings”, “Holdings”, or the “Company”) (NYSE: EQH) today announced financial results for the full year and fourth quarter ended December 31, 2019.
“This is a historic time for our company as we begin 2020 celebrating the return of Equitable, an iconic American brand synonymous with helping generations of people protect their families and achieve financial well-being. I'm very pleased to report a strong year of growth with assets under management up by $116 billion, reflecting positive markets and strong net flows of $25 billion," said Mark Pearson, President and Chief Executive Officer.
Mr. Pearson continued, "The quarter reflects positive momentum in earnings growth in each of our four segments, and for the full year we reported non-GAAP operating earnings less notable items of $2.2 billion. Progress against our 2020 strategic priorities continues with the completion of our General Account rebalance and we remain on track to deliver our productivity targets."
"Supported by the strength of our balance sheet and disciplined risk management practices, our results have enabled us to consistently return capital and enhance economic value for shareholders. During the quarter we returned $633 million to shareholders in the form of dividends and share repurchases, and today we are pleased to announce a new share repurchase authorization of $600 million."

Consolidated Results
	Fourth Quarter		Full Year
(in millions, except per share amounts or unless otherwise noted)	2019	2018	2019	2018
Total Assets Under Management (“AUM”, in billions)	$735	$619	$735	$619
Net income (loss) attributable to Holdings	(937)	1,938	(1,733)	1,820
Net income (loss) attributable to Holdings per diluted share	(1.97)	3.57	(3.51)	3.27
Non-GAAP operating earnings (loss)	652	504	2,397	2,166
Non-GAAP operating earnings (loss) per diluted share (“EPS”)	1.37	0.93	4.85	3.89
As of December 31, 2019, total AUM was $735 billion, an increase of $116 billion versus the prior year.

_______________________________________________
1 This press release includes certain non-GAAP financial measures. More information on these measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release.
2 Please refer to Exhibit 1 for detailed reconciliations and definitions related to notable items.
3 Any declaration of dividends will be at the discretion of the Board of Directors and will depend on our financial condition and other factors.

On a full year basis net income (loss) attributable to Holdings decreased to $(1,733) million in 2019 from $1,820 million in 2018 driven primarily by non-economic market impacts under U.S. GAAP accounting and the outcome of our annual actuarial assumption review.
Non-GAAP operating earnings increased to $2,397 million from $2,166 million in 2018. Excluding notable items of $226 million, 2019 non-GAAP operating earnings were $2,171 million or $4.40 per share.
Net income (loss) attributable to Holdings for the fourth quarter of 2019 was $(937) million compared to $1,938 million in the fourth quarter of 2018. This result was primarily driven by non-economic market impacts under US GAAP accounting. Non-GAAP operating earnings improved from $504 million to $652 million in the fourth quarter of 2019. Excluding notable items of $54 million, 2019 non-GAAP operating earnings were $598 million or $1.26 per share.
As of December 31, 2019, book value per share, including accumulated other comprehensive income (“AOCI”), was $29.19. Book value per share, excluding AOCI, was $27.38 per share.

Business Highlights

•	Full year 2019 business segment highlights:

◦	Individual Retirement first year premiums increased 12% to $8.2 billion led by five consecutive quarters of record sales of our Structured Capital Strategies (“SCS”) buffered annuity product.

◦	Group Retirement generated full year net flows of $267 million, marking the seventh straight year of positive flows.

◦	Investment Management and Research (AllianceBernstein or “AB”)[4] reported 21% growth in AUM, supported by $25.2 billion in net flows.

◦	Protection Solutions reported significant growth in operating earnings and continues to drive sales momentum in its Employee Benefits business.

•	Capital management program:

◦
Returned $1.6 billion to shareholders in 2019 and $633 million in the fourth quarter, including $70 million of quarterly cash dividends and $563 million of share repurchases. This completed our 2019 capital management program as well as $400 million of our 2020 program, which was accelerated into 2019 prior to the November secondary offering.

◦	On February 26, 2020, the Board of Directors authorized a new $600 million share repurchase program for 2020.

◦	Declared quarterly cash dividend of $0.15 per share payable on March 16, 2020 and the Company intends to increase the dividend to $0.17 per share in the second quarter.[3]
Continued to successfully execute on strategic priorities:

◦	Achieved net savings run-rate of $53 million, and we remain on track to deliver $75 million pre-tax productivity gains, net of reinvestment, by year-end.

◦
Completed execution of the Company’s general account rebalance in the third quarter of 2019 and delivered the $160 million annualized net investment income goal one year ahead of schedule. Reflected in fourth quarter 2019 results is a cumulative benefit of $152 million.

•	As of December 31, 2019, our RBC ratio under the new NAIC formula was 500%, above our new minimum target RBC of 375-400%.
Business Segment Results

Individual Retirement

(in millions, unless otherwise noted)	Q4 2019	Q4 2018
Account value (in billions)	$108.9	$94.6
Segment net flows	(196)	(329)
Operating earnings (loss)	391	348

•	Account value increased 15% driven by favorable equity market performance over the prior twelve months.

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4 Refers to AllianceBernstein L.P. and AllianceBernstein Holding L.P., collectively.

•
Net outflows of $196 million improved compared to the fourth quarter of 2018 as anticipated outflows from the fixed rate living benefits block of $1,038 million were partially offset by $842 million of net inflows from our current product offering of less capital-intensive products.

•
Operating earnings increased from $348 million to $391 million versus the prior year quarter primarily due to higher net investment income and fee-type revenue on higher account balances. Results also include $11 million of notable items in the current period related to net investment income.

Group Retirement

(in millions, unless otherwise noted)	Q4 2019	Q4 2018
Account value (in billions)	$37.9	$32.4
Segment net flows	19	(56)
Operating earnings (loss)	110	102

•	Account value increased 17% due to favorable equity market performance and net inflows over the prior twelve months.

•	Net flows of $19 million improved by $75 million versus the prior year quarter and were primarily driven by growth in first year premiums and renewal contributions.

•
Operating earnings increased from $102 million to $110 million primarily due to higher fee-type revenue and growth in net investment income due to higher account balances. Results also include $10 million of notable items in the current period related to net investment income.

Investment Management and Research

(in millions, unless otherwise noted)	Q4 2019	Q4 2018
Total AUM (in billions)	$622.9	$516.4
Segment net flows (in billions)	6.5	0.8
Operating earnings (loss)	131	107

•	AUM increased by 21% due to strong investment performance and $25.2 billion of net inflows over the prior twelve months.

•	Fourth quarter net inflows of $6.5 billion were driven by active net inflows of $8.1 billion.

•	Operating earnings increased from $107 million to $131 million primarily driven by higher base fees due to growth in AUM and stable fee rates, as well as higher performance fees.

Protection Solutions

(in millions)	Q4 2019	Q4 2018
Gross written premiums	$790	$770
Annualized premiums	70	67
Operating earnings (loss)	128	37

•	Gross written premiums increased 3% versus the prior year quarter primarily driven by growth in renewal premiums.

•	Annualized premiums increased 5% versus the prior year quarter primarily driven by continued growth in our Employee Benefits business.

•
Operating earnings increased from $37 million to $128 million primarily driven by favorable mortality experience and ongoing efficiency gains. Results also include $58 million of notable items in the current period related to favorable mortality and a reserve release.

Corporate and Other
Operating loss of $108 million compared to operating loss of $90 million in the prior year quarter driven primarily by higher compensation, benefits and other operating costs expenses. Results also include $(25) million of notable items in the current period primarily related to higher expenses.

Capital Management

Equitable Holdings continues to execute on its capital management program, in-line with its long-term target of returning 50-60% of Non-GAAP operating earnings to shareholders on an annualized basis.
The company returned $1.6 billion to shareholders in 2019, including:

•	$285 million of quarterly cash dividends, of which $70 million was paid in the fourth quarter of 2019.

•	$1,350 million of share buybacks, including $563 million repurchased in the fourth quarter of 2019.
On February 26, 2020, the Board of Directors authorized a new $600 million share repurchase program for 2020, in addition to the previous 2020 authorization of $400 million that was accelerated into 2019 prior to the November secondary offering.
The Company also declared a quarterly cash dividend of $0.15 per share on February 26, 2020, payable on March 16, 2020, and intends to increase its dividend to $0.17 per share payable in the second quarter.3
During the fourth quarter, the Company also raised $800 million of preferred stock, further enhancing our capital structure and financial flexibility.
As of December 31, 2019, Holdings cash and liquid assets remained above its $500 million target.

Exhibit 1: Notable Items

Notable items represent the impact on results from our annual actuarial assumption review, approximate impacts attributable to significant variances from the Company’s expectations, and other items that the Company believes may not be indicative of future performance. The Company chooses to highlight the impact of these items and Non-GAAP measures, less notable items to provide a better understanding of our results of operations in a given period.
Impact of notable items by segment and Corporate & Other:

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
	(in millions)
Non-GAAP Operating Earnings	$652	$504	$2,397	$2,166
Adjustments related to notable items:
Individual Retirement	(11)	—	(26)	—
Group Retirement	(10)	—	(18)	—
Protection Solutions	(58)	—	(137)	—
Corporate & Other	25	—	15	—
Notable items subtotal	(54)	—	(166)	—
Less: impact of actuarial assumption update	—	—	(60)	(169)

Non-GAAP operating earnings, less notable items	$598	$504	$2,171	$1,997

Impact of notable items by item category:

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
	(in millions)
Non-GAAP Operating Earnings	$652	$504	$2,397	$2,166
Adjustments related to notable items:
Protection Solutions reserve release	(22)	—	(102)	—
Mortality experience	(48)	—	(51)	—
Expenses	31	—	31	—
Net Investment Income	(21)	—	(40)	—
Notable items subtotal	(60)	—	(162)	—
Post-tax impact of notable items	(54)	—	(166)	—
Less: impact of actuarial assumption update	—	—	(60)	(169)

Non-GAAP operating earnings, less notable items	$598	$504	$2,171	$1,997

Earnings Conference Call
Equitable Holdings will host a conference call on Thursday, February 27, 2020 at 8:00 a.m. ET, to discuss its fourth quarter and full year 2019 results. The conference call webcast, along with additional earnings materials will be accessible on the company’s investor relations website at ir.equitableholdings.com. Please log on to the webcast at least 15 minutes prior to the call to download and install any necessary software. To join the conference call via telephone, please use one of the following dial-in numbers:

•	Domestic: +1 844-897-7515

•	International: +1 647-689-5390

•	Access code: 1155504
A webcast replay will be made available on the Equitable Holdings Investor Relations website at ir.equitableholdings.com.
About Equitable Holdings
Equitable Holdings, Inc. (NYSE: EQH) is a financial services holding company comprised of two complementary and well-established principal franchises, Equitable and AllianceBernstein. Founded in 1859, Equitable provides advice, protection and retirement strategies to individuals, families and small businesses. AllianceBernstein is a global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets. Equitable Holdings has approximately 12,000 employees and financial professionals, $735 billion in assets under management (as of 12/31/2019) and more than 5 million client relationships globally.
Equitable is the brand name for AXA Equitable Life Insurance Company and its affiliates.
Contacts:
Investor Relations
Jessica Baehr
+(212) 314-2476

Media Relations
Matt Asensio
+(212) 314-2010

Forward-looking and cautionary statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “intends,” “seeks,” “aims,” “plans,” “assumes,” “estimates,” “projects,” “should,” “would,” “could,” “may,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Equitable Holdings, Inc. (“Holdings”) and its consolidated subsidiaries. “We,” “us” and “our” refer to Holdings and its consolidated subsidiaries, unless the context refers only to Holdings as a corporate entity. There can be no assurance that future developments affecting Holdings will be those anticipated by management. Forward-looking statements include, without limitation, all matters that are not historical facts.
These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (i) conditions in the financial markets and economy, including equity market declines and volatility, interest rate fluctuations, impacts on our goodwill and changes in liquidity and access to and cost of capital; (ii) operational factors, including reliance on the payment of dividends to Holdings by its subsidiaries, remediation of our material weakness, indebtedness, protection of confidential customer information or proprietary business information, information systems failing or being compromised and strong industry competition; (iii) credit, counterparties and investments, including counterparty default on derivative contracts, failure of financial institutions, defaults, errors or omissions by third parties and affiliates and gross unrealized losses on fixed maturity and equity securities; (iv) our reinsurance and hedging programs; (v) our products, structure and product distribution, including variable annuity guaranteed benefits features within certain of our products, complex regulation and administration of our products, variations in statutory capital requirements, financial strength and claims-paying ratings and key product distribution relationships; (vi) estimates, assumptions and valuations, including risk management policies and procedures, potential inadequacy of reserves, actual mortality, longevity and morbidity experience differing from pricing expectations or reserves, amortization of deferred acquisition costs and financial models; (vii) our Investment Management and Research segment, including fluctuations in assets under management, the industry-wide shift from actively-managed investment services to passive services and potential termination of investment advisory agreements; (viii) legal and regulatory risks, including federal and state legislation affecting financial institutions, insurance regulation and tax reform; (ix) risks related to separation from, and continuing relationship with, AXA, including costs associated with separation and rebranding; and (x) risks related to our common stock and future offerings, including the market price for our common stock being volatile and potential stock price declines due to future sales of shares by existing stockholders.
Forward-looking statements should be read in conjunction with the other cautionary statements, risks, uncertainties and other factors identified in Holdings’ Annual Report on Form 10-K for the year ended  December 31, 2019 and in Holdings’ subsequent filings with the Securities and Exchange Commission. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.
Use of Non-GAAP financial measures
In addition to our results presented in accordance with U.S. GAAP, we report Non-GAAP Operating Earnings, Non-GAAP Operating ROE, Non-GAAP Operating EPS and Book value per share, excluding AOCI, each of which is a measure that is not determined in accordance with U.S. GAAP. Management believes that the use of these non-GAAP financial measures, together with relevant U.S. GAAP measures, provides a better understanding of our results of operations and the underlying profitability drivers and trends of our business. These non-GAAP financial measures are intended to remove from our results of operations the impact of market changes (where there is mismatch in the valuation of assets and liabilities) as well as certain other expenses which are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future, as such items fluctuate from period-to-period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies.
We also discuss certain operating measures, including AUM, account value, and certain other operating measures, which management believes provide useful information about our businesses and the operational factors underlying our financial performance.
Non-GAAP Operating Earnings
Non-GAAP Operating Earnings is an after-tax non-GAAP financial measure used to evaluate our financial performance on a consolidated basis that is determined by making certain adjustments to our consolidated after-tax net income attributable to Holdings. The most significant of such adjustments relates to our derivative positions, which protect economic value and statutory capital, and are more sensitive to changes in market conditions than the variable annuity product liabilities as valued under U.S. GAAP. This is a large source of volatility in net income.
In the first quarter of 2019, we modified our Non-GAAP Operating Earnings measure’s treatment of the impact of timing differences on the amortization of DAC resulting from market value adjustments for our SCS variable annuity product. As a result of this modification, the amortization of DAC for our SCS product included in Non-GAAP Operating Earnings was changed to be determined based on our SCS product's gross profits included in Non-GAAP Operating Earnings, consistent with both our exclusion from Non-GAAP Operating Earnings of other items that are distortive to the underlying drivers of our financial performance on a consolidated basis and with industry practice. Our presentation of Non-GAAP Operating Earnings in prior periods was not revised to reflect this modification, however, had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, SCS-related DAC amortization excluded from Non-GAAP Operating Earnings would have been $52 million, $17 million and $4 million lower during the first, second and third quarters of 2018, respectively, and $17 million higher during the fourth quarter of 2018.
Non-GAAP Operating Earnings equals our consolidated after-tax net income attributable to Holdings adjusted to eliminate the impact of the following items:

•
Items related to variable annuity product features, which include certain changes in the fair value of the derivatives and other securities we use to hedge these features, the effect of benefit ratio unlock adjustments and changes in the fair value of the embedded derivatives reflected within variable annuity products’ net derivative results and the impact of these items on DAC amortization on our SCS product;

•	Investment (gains) losses, which includes other-than-temporary impairments of securities, sales or disposals of securities/investments, realized capital gains/losses and valuation allowances;

•
Net actuarial (gains) losses, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period related to pension, other postretirement benefit obligations, and the one-time impact of the settlement of the defined benefit obligation;

•	Other adjustments, which includes restructuring costs related to severance, lease write-offs related to non-recurring restructuring activities, and separation costs; and

•	Income tax expense (benefit) related to the above items and non-recurring tax items, which includes the effect of uncertain tax positions for a given audit period and the impact of the Tax Reform Act.
Because Non-GAAP Operating Earnings excludes the foregoing items that can be distortive or unpredictable, management believes that this measure enhances the understanding of the Company’s underlying drivers of profitability and trends in our business, thereby allowing management to make decisions that will positively impact our business.
We use the prevailing corporate federal income tax rate of 21%, while taking into account any non-recurring differences for events recognized differently in our financial statements and federal income tax returns as well as partnership income taxed at lower rates when reconciling Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings.
The table below presents a reconciliation of Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings for the three and twelve months ended December 31, 2019 and 2018:

	Three Months Ended December 31,		Years Ended December 31,
(in millions)	2019	2018	2019	2018
Net income (loss) attributable to Holdings	$(937)	$1,938	$(1,733)	$1,820
Adjustments related to:
Variable annuity product features (1)	1,694	(1,899)	4,878	(70)
Investment (gains) losses	103	130	(73)	86
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	27	33	99	215
Other adjustments (2)	199	70	406	299
Income tax expense (benefit) related to above adjustments (3)	(424)	350	(1,114)	(111)
Non-recurring tax items	(10)	(118)	(66)	(73)
Non-GAAP Operating Earnings (4)	$652	$504	$2,397	$2,166

(1)
Had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, the adjustment related to Variable annuity product features for the three and twelve months ended December 31, 2018 would have been $(1.9) billion and $(126) million.

(2)	Other adjustments include separation costs of $140 million, $119 million, $222 million and $213 million for the three and twelve months ended December 31, 2019 and 2018, respectively.

(3)
Had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, the adjustment related to Income tax expense (benefit) related to above adjustments for the three and twelve months ended December 31, 2018 would have been $346 million and $(99) million.

(4)
Had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, Non-GAAP Operating Earnings for the three and twelve months ended December 31, 2018 would have been $517 million and $2.1 billion.

Non-GAAP Operating EPS
Non-GAAP Operating EPS is calculated by dividing Non-GAAP Operating Earnings by weighted average diluted common shares outstanding. The table below presents a reconciliation of GAAP EPS to Non-GAAP Operating EPS for the Three Months Ended and Years Ended December 31, 2019 and 2018:

	Three Months Ended December 31,		Years Ended December 31,
(per share amounts)	2019	2018	2019	2018
Net income (loss) attributable to Holdings (1)	$(1.97)	$3.57	$(3.51)	$3.27
Adjustments related to:
Variable annuity product features (2)	3.55	(3.49)	9.86	(0.13)
Investment (gains) losses	0.22	0.24	(0.15)	0.15
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	0.06	0.06	0.20	0.39
Other adjustments (3)	0.42	0.13	0.83	0.54
Income tax expense (benefit) related to above adjustments (4)	(0.89)	0.64	(2.25)	(0.20)
Non-recurring tax items	(0.02)	(0.22)	(0.13)	(0.13)
Non-GAAP Operating Earnings (5)	$1.37	$0.93	$4.85	$3.89

(1)
Due to reporting a net loss for the three and twelve months ended December 31, 2019 and 2018, basic shares were used in the diluted GAAP EPS calculation as the use of diluted shares would have resulted in a lower loss per share.

(2)
Had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, the adjustment related to Variable annuity product features for the three and twelve months ended December 31, 2018 would have been $(3.46) and $(0.23).

(3)	“Other adjustments” includes separation costs of $0.29, $0.22, $0.45 and $0.38, for the three and twelve months ended December 31, 2019 and 2018, respectively.

(4)
Had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, the adjustment related to Income tax expense (benefit) related to above adjustments for the three and twelve months ended December 31, 2018 would have been $0.63 and $(0.18).

(5)
Had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, Non-GAAP Operating Earnings for the three and twelve months ended December 31, 2018 would have been $0.95 and $3.81.

Book Value Per Share, excluding AOCI
We use the term “book value” to refer to Total equity attributable to Holdings. Book Value Per Share, excluding AOCI, is our Total equity attributable to Holdings, excluding AOCI, divided by ending common shares outstanding.

	December 31, 2019	December 31, 2018
Book value per share	$29.19	$26.22
Per share impact of AOCI	(1.81)	2.64
Book Value Per Share, excluding AOCI	$27.38	$28.86

Other Operating Measures
We also use certain operating measures which management believes provide useful information about our businesses and the operational factors underlying our financial performance.
Account Value
Account value generally equals the aggregate policy account value of our retirement products.
Assets Under Management (“AUM”)
AUM means investment assets that are managed by one of our subsidiaries and includes: (i) assets managed by AB, (ii) the assets in our general account investment portfolio and (iii) the separate account assets of our Individual Retirement, Group Retirement and Protection Solutions businesses. Total AUM reflects exclusions between segments to avoid double counting.
Conditional Tail Expectation (“CTE”) 98
CTE98 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst two percent of scenarios over the life of the contracts.
Segment net flows
Net change in segment customer account balances in a period including, but not limited to, gross premiums, surrenders, withdrawals and benefits. It excludes investment performance, interest credited to customer accounts and policy charges.
# # #

Consolidated Statements of Income (Loss)

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
	(in millions)
REVENUES
Policy charges and fee income	$937	$943	$3,738	$3,824
Premiums	300	271	1,147	1,094
Net derivative gains (losses)	(1,683)	2,057	(4,000)	(231)
Net investment income (loss)	884	825	3,699	2,693
Investment gains (losses), net:	(103)	(131)	73	(86)
Investment management and service fees	1,208	1,050	4,380	4,268
Other income	146	140	554	516
Total revenues	1,689	5,155	9,591	12,078
BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	837	1,103	4,370	2,915
Interest credited to policyholders’ account balances	319	273	1,241	1,090
Compensation and benefits	558	473	2,081	2,079
Commissions and distribution-related payments	337	296	1,242	1,160
Interest expense	54	60	221	231
Amortization of deferred policy acquisition costs	119	159	579	333
Other operating costs and expenses	577	462	1,892	1,809
Total benefits and other deductions	2,801	2,826	11,626	9,617
Income (loss) from continuing operations, before income taxes	(1,112)	2,329	(2,035)	2,461
Income tax (expense) benefit	271	(330)	599	(307)
Net income (loss)	(841)	1,999	(1,436)	2,154
Less: Net income (loss) attributable to the noncontrolling interest	96	61	297	334
Net income (loss) attributable to Holdings	$(937)	$1,938	$(1,733)	$1,820

Earnings Per Share

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
	(in millions, except per share data)
Earnings per share
Basic	$(1.97)	$3.57	$(3.51)	$3.27
Diluted	$(1.97)	$3.56	$(3.51)	$3.27
Weighted Average Shares:
Weighted average common stock outstanding for basic earnings per common share	474.9	543.1	493.6	556.4
Weighted average common stock outstanding for diluted earnings per common share	474.9	543.8	493.6	556.5

Results of Operations by Segment

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
	(in millions)
Operating earnings (loss) by segment:
Individual Retirement (1)	$391	$348	$1,577	$1,555
Group Retirement	110	102	390	389
Investment Management and Research	131	107	381	381
Protection Solutions	128	37	396	197
Corporate and Other	(108)	(90)	(347)	(356)
Non-GAAP Operating Earnings (2)	$652	$504	$2,397	$2,166

(1)
Had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, Operating earnings for the three and twelve months ended December 31, 2018 for the Individual Retirement segment would have been $361 million and $1.5 billion, respectively.

(2)
Had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, Non-GAAP Operating Earnings for the three and twelve months ended December 31, 2018 would have been $517 million and $2.1 billion, respectively.

Select Balance Sheet Statistics

	December 31, 2019	December 31, 2018
	(in millions)
ASSETS
Total investments and cash and cash equivalents	$97,745	$85,802
Separate Accounts assets	126,910	110,337
Total assets	249,870	220,797

LIABILITIES
Short-term and long-term debt	$4,111	$4,955
Future policy benefits and other policyholders' liabilities	34,587	30,998
Policyholders’ account balances	58,879	49,923
Total liabilities	234,379	205,178

EQUITY
Accumulated other comprehensive income (loss)	840	(1,396)
Total equity attributable to Holdings	$13,535	$13,866
Total equity attributable to Holdings, excluding Accumulated other comprehensive income (loss)	12,695	15,262

Assets Under Management

	December 31, 2019	December 31, 2018
	(in billions)
Assets Under Management
AB AUM	$622.9	$516.4
Exclusion for General Account and other Affiliated Accounts	(74.4)	(61.5)
Exclusion for Separate Accounts	(38.5)	(32.4)
AB third party	$509.9	$422.5

Total company AUM
AB third party	$509.9	$422.5
General Account and Other (1)	97.7	85.8
Separate Accounts (2)	126.9	110.3
Total AUM	$734.6	$618.6

(1)	“General Account and Other Affiliated Accounts” refers to assets held in the general accounts of our insurance companies and other assets on which we bear the investment risk.

(2)	“Separate Accounts” refers to the separate account investment assets of our insurance subsidiaries excluding any assets on which we bear the investment risk.